SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549


                                   ___________

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


June 11, 1997
                Date of report (Date of earliest event reported)

                                 MASCOTECH, INC.
               (Exact Name of Registrant as Specified in Charter)


         Delaware                     1-12068                  38-251395
(State or Other Jurisdiction  (Commission File Number)       (IRS Employer
     of Incorporation)                                    Identification No.)



  21001 Van Born Road, Taylor, Michigan                         48180
(Address of Principal Executive Offices)                      (Zip Code)

(313) 274-7405
              (Registrant's telephone number, including area code)

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ITEM 5.  OTHER EVENTS.

      The Registrant has completed redemption on June 27, 1997 (the "Redemption Date") of all remaining issued and outstanding shares of its $1.20 Convertible Preferred Stock (the "DECS"). Holders of DECS surrendered for redemption received in exchange for each share of DECS a Redemption Price consisting of
 .955 of a share of the Registrant's Common Stock, par value $1.00 per share (the "Common Stock"), resulting in the issuance of approximately 10 million shares of Common Stock. The Registrant's press release issued June 11, 1997 announcing the redemption is attached as Exhibit 99.a hereto.

      On June 20, 1997, the Registrant announced that it had signed a Memorandum of Understanding with Teksid S.p.A. concerning a possible acquisition by the Registrant of certain businesses of Teksid's Steel Components Division. It is contemplated that the businesses, with 1996 sales of approximately $150 million, would be spun-off from Teksid and contributed to newly formed companies in which Teksid would retain a participation. The transaction would be subject to the completion of due diligence, the execution of a definitive agreement, regulatory approvals, and approval by the respective Boards of Directors. The Registrant's press release issued June 20, 1997 announcing the possible transaction is attached as Exhibit 99.b hereto.



ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

      (c)   Exhibits.  The following exhibits are filed herewith:

            99.a  Press Release dated June 11, 1997.

            99.b  Press Release dated June 20, 1997.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                       MASCOTECH, INC.


                                       By: /s/Timothy Wadhams
                                           Timothy Wadhams
                                           Vice President/Controller and
                                            Treasurer


Date: July 1, 1997

                                  EXHIBIT INDEX



      99.a  Press Release dated June 11, 1997

      99.b  Press Release dated June 20, 1997